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                                                                    EXHIBIT 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K/A of our report dated October 20, 2000 on the financial statements of Medical Manager Corporation and Subsidiaries (the "Company") into the previously filed Registration Statements of WebMD Corporation on Form S-3 (File No. 333-49622), Form S-8 (File Nos. 333-47250, 333-84825, 333-42616 and 333-90795), and Post Effective Amendment to Form S-4 on Form S-8 (File No. 333-39592). It should be noted that we have not audited any financial statements of the Company subsequent to June 30, 2000 or performed any audit procedures subsequent to the date of our report.

                                                       /s/ Arthur Andersen LLP


New York, New York
November 27, 2000